Filed pursuant to Rule 424(b)(3)
                                                          File Number 333-131092


PROSPECTUS SUPPLEMENT
(To Prospectus Dated January 18, 2006)


                        CBL & Associates Properties, Inc.


                                EXPLANATORY NOTE

     This Prospectus Supplement is being filed solely for the purpose of updating the "Calculation of Registration Fee" table contained on the cover page of the registration statement (File No. 333-131092) filed by CBL & Associates Properties, Inc. with the Securities and Exchange Commission on January 18, 2006, by correcting an error in Footnote (6) to the original table.


                         CALCULATION OF REGISTRATION FEE



                                                    Amount            Proposed Maximum      Proposed Maximum          Amount of
          Title of Each Class of                     to Be             Offering Price           Aggregate         Registration Fee
        Securities to Be Registered               Registered          Per Security (1)       Offering Price              (6)

Preferred Stock (par value $.01 per share)(2)

Common Stock (par value $.01 per share)(3)

Depositary Shares, representing Preferred Stock
(par value $.01 per share)(4)

Common Stock Warrants Units (5)


(1) An indeterminate aggregate offering price or number of each identified class is being registered as may from time to time be at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units or represented by depositary shares. In accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of all of the registration fee, except as set forth in note (6) below with respect to fees carried over from the Registrant's prior Registration Statement on Form S-3 (File No. 333-104882).
(2) There is being registered hereunder an indeterminate number of shares of Preferred Stock as may be sold from time to time by the Registrant.
(3) There is being registered hereunder an indeterminate number of shares of Common Stock as may be sold from time to time by the Registrant, as well as an indeterminate number of shares of Common Stock that may be offered and sold from time to time for the account of persons other than the Registrant. There are also being registered hereunder an indeterminate number of shares of Common Stock as shall be issuable upon exercise of Common Stock Warrants or conversion of Preferred Stock registered hereunder.
(4) To be represented by Depositary Receipts representing an interest in Preferred Stock.
(5) There is being registered an indeterminate amount and number of Units to be issued under a unit agreement, representing an interest in two or more securities, which may or may not be separable from one another.
(6) Pursuant to Rule 457(p) under the Securities Act of 1933, any registration fee due in connection with securities offered or to be offered pursuant to this registration statement is offset by the unused registration fees in the amount of $22,004.80 paid in connection with the registration of $272,000,000 of securities by CBL & Associates Properties, Inc. pursuant to the Registrant's prior Registration Statement on Form S-3 (File No. 333-104882) filed on May 1, 2003.

           ----------------------------------------------------------

            The date of this Prospectus Supplement is June 14, 2006.